Goldman Sachs Asset Management, L.P.

200 West Street

New York, NY 10282

[DATE]

New York Life Insurance and Annuity Corporation

51 Madison Ave.

New York, NY 10010

Ladies and Gentlemen:

This letter sets forth the agreement (the “Agreement”) between New York Life Insurance and Annuity Corporation (“you” or the “Company”) and the undersigned (“we” or “Goldman Sachs Asset Management, L.P.”, or “GSAM”) concerning certain administrative services to be provided by you, with respect to the Goldman Sachs Variable Insurance Trust (the “Trust”).

1.  The Trust. The Trust is a Delaware statutory trust registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company. The Trust offers shares of one or more separate series, each representing an interest in a particular investment portfolio of securities and other assets (“Portfolios”), and serves as a funding vehicle for variable annuity contracts and variable life insurance contracts. As such, the Trust sells its shares to insurance companies and their separate accounts. With respect to various provisions of the Act, the SEC requires that owners of variable annuity contracts and variable life insurance contracts offering underlying mutual funds as investment options for their separate accounts be provided with certain materials and rights similar to those afforded to mutual fund shareholders.

2.  The Company. The Company is a Delaware life insurance company. The Company issues variable annuity contracts and/or variable life insurance contracts (the “Contracts”) supported by the Separate Account(s) identified on Schedule A (the “Separate Account”; if more than one, the term “Separate Account” shall apply to each Separate Account subject hereto). The Separate Account is registered with the SEC as a unit investment trust. The Company has entered into a participation agreement (the “Participation Agreement”) with the Trust and Goldman Sachs & Co. LLC as the Trust’s Distributor (“Distributor”) with respect to the Portfolios listed on Schedule B (the “Funds”). The Participation Agreement governs the Company’s purchases and redemptions of shares of the Trust for the Separate Account supporting the Company’s Contracts, and related matters.

3.  Goldman Sachs & Co. LLC. Goldman Sachs & Co. LLC serves as the distributor for the Trust. GSAM serves as the Trust’s investment adviser. GSAM supervises and assists in the overall management of the Trust’s affairs under an Investment Management Agreement with the Trust, subject to the overall authority of the Trust’s Board of Trustees in accordance with

Delaware law. Under the Investment Management Agreement, we are compensated for providing investment advisory and certain administrative services.

4.  Administrative Services. You have agreed to assist us, as we may request from time to time, with the provision of administrative services with respect to the Trust, as they may relate to the Separate Account’s purchase and redemption of shares of the Funds. It is anticipated that such services may include (but shall not be limited to) the mailing of Trust reports, notices, proxies and proxy statements and other informational materials to owners of the Contracts supported by the Separate Account; the transmission of purchase and redemption requests to the Trust’s transfer agent; the maintenance of separate records for each owner of a Contract reflecting shares purchased and redeemed and share balances attributable to such Contract Owner in the form of units; the preparation of various reports for submission to the Trust’s Trustees; the provision of shareholder support services with respect to the Funds serving as funding vehicles for the Company’s Contracts; and the services listed on Schedule C.

5.  Payment for Administrative Services. In consideration of the services to be provided by you, we shall pay you on a quarterly basis, from our assets, including GSAM’s bona fide profits as investment adviser to the Trust, amounts equal to those described in Schedule D. For purposes of computing the payment to the Company contemplated under this Section 5 for each Fund, the average aggregate net asset value of the relevant shares of the Fund held by the Separate Account over a one-month period shall be computed by totaling the Separate Account’s aggregate investment (share net asset value multiplied by total number of the relevant shares held by the Separate Account) in each Fund on each calendar day during the month, and dividing by the total number of calendar days during such month. The payment contemplated by this Section 5 shall be calculated by GSAM at the end of each calendar quarter and will be paid to the Company within sixty (60) business days thereafter.

6.  Nature of Payments. The parties to this Agreement recognize and agree that GSAM’s payments to the Company relate to administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of the Contracts or of Trust shares and are not otherwise related to investment advisory or distribution services or expenses. The Company represents that these payments are not for or related to administrative services which the Company is required to provide to owners of the Contracts by law or pursuant to the terms of the Contracts. The Parties acknowledge that there are substantial savings in administrative expenses to the Trust by virtue of having a Separate Account as the sole shareholder in a Fund rather than multiple accounts reflecting the Separate Account’s investment. You represent that:

●	you may legally receive the payments contemplated by this Agreement.

●	the administrative services provided under this Agreement are not services that the Trust has agreed to perform, provide or pay for under the Participation Agreement.

●

to the extent required by applicable law, you have taken payments received from GSAM under this Agreement into account in making any determinations pursuant to Section 26(f)(2)(A) and 26(f)(3) of the Act.

7.  Term. Except as otherwise provided herein, this Agreement shall remain in full force and effect for an initial term of one year from the date hereof, and shall automatically renew for successive one-year periods unless either party notifies the other upon sixty (60) days’ written notice of its intent not to continue this Agreement. This Agreement shall terminate automatically with respect to a Fund upon (i) the redemption of the Separate Account’s investment in the Fund, or (ii) upon termination of the Trust’s obligation to sell shares of a Fund under the Participation Agreement.

8.  Anti-Bribery.

(a)  The Company warrants that in any way related to this Agreement, it and its affiliates, agents, and employees will at all times comply with all applicable laws, regulations, including self-regulatory organization (“SRO”) regulations, and administrative requirements, including those pertaining to tax reporting and tax compliance, tax evasion or the facilitation of tax evasion, and those dealing with bribery, corruption, improper or illegal payments, gifts, gratuities or money laundering, and shall take no action which would subject Goldman Sachs to penalties under applicable laws, regulations and administrative requirements.

(b)  The Company represents that, in connection with this Agreement, it has not and warrants that it will not (i) make (or cause to be made), offer, promise, or authorize any payments or gifts or anything of value, directly or indirectly, to any Public Official (as defined below) or to any other person to secure an improper advantage, improperly obtain or retain business or an improper advantage in the conduct of business, or otherwise to induce any person to perform their duties improperly, or (ii) pay, offer, or agree to pay (or cause to be paid, offered or agreed to be paid) any political contributions or donations. In performing this Agreement, the Company agrees to not knowingly authorize, make, permit to be made, or allow any agents, subcontractors, vendors, consultants, or other third parties (“Third Parties”) to make any payments, which, if made by the Company, would violate this Agreement. As used in this Agreement, “Public Official” means any person holding an elected or appointed office and any other officer or employee of a government or a department, agency, instrumentality or part thereof (including a state-owned or -controlled enterprise or a joint venture/partnership with a government entity), any officer or employee of a public international organization or a political party, and any candidate for political office; or any person exercising a public function or acting in an official capacity for or on behalf of any of the foregoing.

(c)  The Company represents that, in connection with this Agreement, it has not and warrants that it will not receive or solicit bribes, kickbacks, or other improper benefits related to its services to Goldman Sachs.

(d)  The Company hereby acknowledges that it has received and reviewed a copy of the Goldman Sachs Anti-Bribery and Anti-Corruption Compliance Statement (available at https://www.goldmansachs.com/investor-relations/corporate-governance/corporate-governance-documents/anti-bribery-program.pdf , which may be amended from time to time), setting forth Goldman Sachs’ anti-corruption policy with respect to its business activities and relations with clients and prospective clients, and warrants and agrees that in connection with this Agreement, the Company will act on a consistent basis with such Statement and in no event shall take any action that would cause or reasonably be expected to cause Goldman Sachs to be in violation of such Statement.

(e) To the extent the Company retains Third Parties to perform material administrative services directly on behalf of Goldman Sachs under this Agreement, the Company shall remain fully responsible for the performance of such Third Party under this Agreement and shall maintain policies and procedures reasonably designed to promote suchThird Party’s compliance with applicable anti-corruption laws in connection with the services performed under this Agreement. The Company may engage vendors and other third parties in the ordinary course of its business (including, without limitation, printing, mailing, technology, custodial, proxy, and administrative support providers) without prior written approval of Goldman Sachs, provided that the Company remains responsible for their compliance with applicable laws in connection with this Agreement. Goldman Sachs’ prior written consent shall be required only where the Company seeks to delegate primary responsibility for performing material administrative services under this Agreement to a subcontractor.

The Company shall ensure that its contracts with Third Parties approved by Goldman Sachs include clauses (a) – (c) above. The Company also agrees to comply with any other reasonable requirements set forth by Goldman Sachs as part of its approval of a Third Party related to the Agreement.

(f) The Company agrees to give prompt written notice to Goldman Sachs in the event that, at any time during the term of this Agreement Company either becomes aware, or should have known, that any representations set forth in this Section 8 are no longer accurate or the Company has failed to comply with or has breached any of its warranties hereunder. In the event of such notice, or if Goldman Sachs otherwise verifies or determines reasonably and in good faith that the representations are no longer true and accurate or that the Company has failed to comply with or has breached any of its warranties hereunder, then Goldman Sachs shall have the unilateral right to terminate this Agreement; provided, however, that Goldman Sachs may provide the Company with the opportunity to cure such failure or breach in accordance with the following procedures: Goldman Sachs shall provide the Company with written notice describing such failure or breach with a request to cure such failure or breach. The Company shall then have thirty (30) days from receipt of such notice to cure such failure or breach, provided that no cure period shall apply in the case of fraud, willful misconduct, or violations of applicable anti-corruption laws. If the Company fails to cure such failure or breach within the applicable cure period (or if no cure period applies), Goldman Sachs may terminate this Agreement immediately upon written notice. In such event or upon Goldman Sachs’ determination to terminate without a cure period, the Company shall not be entitled to receive any compensation from the time of such failure or breach, including for services previously rendered to the extent that those services are related to the failure or breach.

(g) The provisions of this Section 8 shall survive the expiry or earlier termination of this Agreement.

9.  Representations and Warranties. The Company represents and warrants that:

(a)	it is an insurance company duly organized and in good standing under Delaware insurance law;

(b)	its entering into and performing its obligations under this Agreement does not and will not violate its charter documents or by-laws, rules or regulations, or any agreement to which it is a party; and

(c)	it will keep confidential any information acquired in connection with the matters contemplated by this Agreement regarding the business and affairs of the Trust, GSAM and their affiliates.

10. Interpretation. This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws, subject to the following rules:

(a)

This Agreement shall be subject to the provisions of the Act, and the rules, regulations and rulings thereunder, including such exemptions from that statute, rules and regulations as the SEC may grant, and the terms herein shall be limited, interpreted and construed in accordance therewith.

(b)	The captions in this Agreement are included for convenience of reference and in no way define or delineate any of the provisions herein or otherwise affect their construction or effect.

11.  Amendment. This Agreement may be amended only upon mutual agreement of the parties hereto in writing. Any notice to be provided pursuant to this Agreement is to be made in writing and shall be given:

If to GSAM:

Marci Green

Managing Director

Goldman, Sachs Asset Management, L.P.

200 West Street

New York, NY 10282

If to the Company:

Tom Rhee

Corporate Vice President

New York Life Insurance and Annuity Corporation

51 Madison Ave.

New York, NY 10010

or at such other address as such party may from time to time specify in writing to the other party. Each such notice to a party shall be sent by registered or certified United States mail with return receipt requested or by overnight delivery with a nationally recognized courier, and shall be effective upon receipt.

12.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

If this Agreement is consistent with your understanding of the matters we discussed concerning your administrative services, kindly sign below and return a signed copy to us.

Very truly yours,

Goldman Sachs Asset Management, L.P.

By:
Name:
Title:

Acknowledged and Agreed to:

[New York Life Insurance Company]

By:
Name:
Title:

SCHEDULE A

Separate Accounts

All current and future Separate Accounts of the Company available for sale through the Contracts.

SCHEDULE B

Funds

Goldman Sachs International Equity Insights Fund, a series of Goldman Sachs Variable Insurance Trust

SCHEDULE C

Services

Maintenance of books and records

-	Record issuance of shares

-	Record transfers (via net purchase orders)

-	Reconciliation and balancing of the Separate Account at the Trust level in the general ledger, at various banks and within systems interface to the summary of each Contract Owner’s position

Fund-related Contract Owner services

-	Printing and mailing costs associated with dissemination of Trust prospectus to existing Contract Owners

-	Telephonic support for Contract Owners with respect to inquiries about the Trust (but not inquiries about the Contracts) unrelated to the sales of Contracts or distribution of Trust shares

-	Trust proxies (solicitation of voting instructions and preparation of materials, inclusive of printing, distribution, tabulation, and reporting)

-	Printing and mailing costs associated with dissemination of Trust reports and notices to existing Contract Owners

Other administrative support

-	Sub-accounting services

-	Providing other administrative support to the Trust as mutually agreed between insurer and the Trust

-	Relieving the Trust of the burden of providing other usual or incidental administrative services provided to individual shareholders

SCHEDULE D

Fees

Share Class of the Trust	Amounts per annum of the average aggregate net asset value of shares of the Trust held by the Separate Account under the Participation Agreement

Goldman Sachs International Equity Insights Fund, a series of Goldman Sachs Variable Insurance Trust

- Service and Institutional Class	[] basis points ([]%)

10